EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        NATEL ENGINEERING COMPANY, INC.,

                                NATEL MERGER SUB

                                       AND

                            HYTEK MICROSYSTEMS, INC.

                                February 11, 2005


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AGREEMENT AND PLAN OF MERGER ..............................................    4

ARTICLE I THE MERGER ......................................................    4

         1.1  The Merger ..................................................    4

         1.2  Closing .....................................................    5

         1.3  Effective Time ..............................................    5

         1.4  Effects of the Merger .......................................    5

         1.5  Articles of Incorporation and Bylaws ........................    5

         1.6  Directors and Officers ......................................    5

         1.7  Subsequent Actions ..........................................    6

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              COMPANY AND MERGER SUB; OPTIONS .............................    6

         2.1  Effect on Capital Stock .....................................    6

         2.2  Payment of Consideration ....................................    7

         2.3  Dissenting Shares ...........................................    8

         2.4  Stock Options ...............................................    9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY .................    9

         3.1  Organization, Standing and Corporate Power ..................   10

         3.2  Subsidiaries ................................................   10

         3.3  Capital Structure ...........................................   10

         3.4  Authority; Noncontravention .................................   11

         3.5  Company SEC Documents; Financial Statements .................   13

         3.6  Absence of Certain Changes or Events ........................   15

         3.7  Absence of Litigation; Investigations .......................   15

         3.8  Compliance with Applicable Legal Requirements ...............   15

         3.9  Contracts ...................................................   16

         3.10 Absence of Changes in Benefit Plans; Employment Matters .....   18

         3.11 Labor Matters ...............................................   19

         3.12 Employee Benefit Matters ....................................   20

         3.13 Taxes .......................................................   22

         3.14 Properties ..................................................   23

         3.15 Intellectual Property .......................................   24


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         3.16 Sale of Products; Performance of Services ...................   26

         3.17 Environmental Matters .......................................   27

         3.18 Accounts Receivable .........................................   28

         3.19 Inventories .................................................   28

         3.20 Insurance ...................................................   28

         3.21 No Restrictions on Business .................................   29

         3.22 Absence of Certain Business Practices .......................   29

         3.23 Suppliers and Customers .....................................   29

         3.24 Government Contracts ........................................   29

         3.25 Absence of Indemnifiable Claims, etc ........................   30

         3.26 Opinion of Financial Advisor ................................   30

         3.27 Broker Fees .................................................   30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ........   31

         4.1  Organization, Standing and Corporate Power ..................   31

         4.2  Authority; Approvals, etc ...................................   31

         4.3  Noncontravention ............................................   31

         4.4  Interim Operations of Merger Sub ............................   32

         4.5  Parent-Owned Shares of Common Stock .........................   32

         4.6  Broker Fees .................................................   32

         4.7  Financing ...................................................   32

         4.8  Litigation ..................................................   32

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS .......................   32

         5.1  Conduct of Company's Business ...............................   32

         5.2  Notification of Certain Matters .............................   34

         5.3  Resignation of Directors ....................................   35

         5.4  Third Party Standstill Agreements ...........................   35

         5.5  401(k) Plan .................................................   35

ARTICLE VI ADDITIONAL AGREEMENTS ..........................................   35

         6.1  Proxy Statement .............................................   35

         6.2  Company Shareholders' Meeting ...............................   37

         6.3  Access to Information; Confidentiality ......................   37

         6.4  Further Actions; Cooperation ................................   38


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         6.5  Acquisition Proposals; Board Recommendation .................   38

         6.6  Approvals and Consents; Cooperation .........................   40

         6.7  Fees and Expenses ...........................................   40

         6.8  Public Announcements; Other Communications ..................   41

         6.9  Indemnification and Insurance ...............................   41

         6.10 Employees ...................................................   42

         6.11 State Takeover Statutes .....................................   42

ARTICLE VII CONDITIONS TO THE MERGER ......................................   42

         7.1  Conditions to Each Party's Obligation to Effect the Merger ..   42

         7.2  Conditions to Obligation of Parent and Merger Sub ...........   42

         7.3  Conditions to Obligation of the Company .....................   43

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER ............................   44

         8.1  Termination .................................................   44

         8.2  Effect of Termination .......................................   46

         8.3  Amendment ...................................................   46

         8.4  Extension; Waiver ...........................................   46

ARTICLE IX GENERAL PROVISIONS .............................................   47

         9.1  Nonsurvival of Representations and Warranties ...............   47

         9.2  Notices .....................................................   47

         9.3  Certain Definitions .........................................   48

         9.4  Index of Defined Terms ......................................   50

         9.5  Interpretation ..............................................   52

         9.6  Facsimile; Counterparts .....................................   52

         9.7  Entire Agreement; No Third-Party Beneficiaries ..............   52

         9.8  Governing Law ...............................................   53

         9.9  Assignment ..................................................   53

         9.10 Attorneys' Fees .............................................   53

         9.11 Enforcement .................................................   53

         9.12 Indemnification .............................................   53

         9.13 Severability ................................................   53

Exhibit A     Form of Voting Agreement
Exhibit B     Form of Agreement of Merger


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EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of February 11, 2005, by and among NATEL Engineering Company, Inc., a California corporation ("Parent"), Natel Merger Sub, a California corporation ("Merger Sub"), and Hytek Microsystems, Inc., a California corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL"), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"); and

            WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interest of, Parent and its shareholders and (ii) has approved this Agreement and the Merger; and

            WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its shareholders, (ii) has approved this Agreement and the Merger, and (iii) has resolved to recommend that the Company's shareholders approve this Agreement and the Merger; and

            WHEREAS, the executive officers and directors of the Company are concurrently herewith entering into a voting agreement in connection with the Merger in the form attached hereto as Exhibit A (the "Voting Agreement"); and

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

            WHEREAS, Section 9.3 of this Agreement contains certain definitions, and Section 9.4 of this Agreement contains an index of defined terms in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

            1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL.


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            1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 at 10:00 a.m., Pacific time, on a date to be specified by the Parties, which shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article VII or such other date and time or location as mutually agreed to by the Parties (the "Closing Date"); provided, however, that if more than 25% of the outstanding shares of Company Common Stock vote against the Merger or do not vote (whether as abstentions, broker non-votes or otherwise), Parent shall have the right to defer the Closing Date until the second (2nd) Business Day after the conclusion of the statutory notification period described in Section 1301 of the CGCL so as to determine whether the condition described in Section 7.2(f) has been satisfied.

            1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Parties shall cause the Merger to be consummated by duly filing a properly executed Agreement of Merger in the form attached hereto as Exhibit B (the "Agreement of Merger"), with the Secretary of State of the State of California (the "California Secretary of State"), in accordance with the relevant provisions of the CGCL (the time of such filing with the California Secretary of State being the "Effective Time").

            1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.5 Articles of Incorporation and Bylaws.

                  (a) As of the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation.

                  (b) As of the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL and such Bylaws.

            1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.


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            1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                         COMPANY AND MERGER SUB; OPTIONS

            2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

                  (a) Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

                  (b) Each issued and outstanding share of common stock of the Company ("Company Common Stock") (other than Dissenting Shares and Potential Dissenting Shares) shall be converted, as of the Effective Time, into the right to receive the Per Share Price (as defined below), without interest (the aggregate amount payable, the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except to the ratable portion of the Merger Consideration to which such holder is entitled, without interest, upon surrender of Certificates (as defined in Section 2.2(b)).

                        The Per Share Price shall be $2.00 or such lesser amount as is prescribed by the last sentence of this paragraph. It is acknowledged that the $2.00 per share amount was determined by Parent on the assumptions that (a) the representations and warranties of the Company as to the number of issued and outstanding shares of Company Common Stock and as to the number of, and exercise price for, the issued and outstanding Options are true and correct in all respects, (b) the Company will comply with the covenants contained in Section 5.1(e) in all respects, and (c) accordingly in no event will the Merger Consideration exceed $6,850,000 less the amounts payable pursuant to Section 2.4 (the "Cap"). If it is discovered prior to the payment of any Merger Consideration that any such assumption is not correct and as a consequence the $2.00 per share amount would result in the Merger Consideration exceeding the Cap, the Per Share Price shall be reduced by the lowest number that would result in the Merger Consideration not exceeding the Cap.


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            2.2 Payment of Consideration.

                  (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the "Exchange Agent") for payment of the Merger Consideration. Promptly after the Effective Time, Parent shall deposit the Merger Consideration with the Exchange Agent for the benefit of the holders of Company Common Stock. Any Merger Consideration deposited with the Exchange Agent that has not been distributed pursuant to Section 2.2(b) on or prior to the date that is one year after the Effective Time shall be turned over to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and provided, further, that any and all interest earned at any time on the cash deposited with the Exchange Agent shall inure to the benefit of, and belong to, Parent.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive such holder's ratable portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates and shall be in a form and have such other provisions as Parent may reasonably specify) and instructions as specified by Parent for use in effecting the exchange of the Certificates for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor, and the Exchange Agent shall promptly distribute to such holder, the ratable portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.1, and such shares of Company Common Stock so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1.

                  (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of


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business on the day of the Effective Time, the stock transfer books of the
Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

                  (d) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder's ratable portion of the Merger Consideration.

                  (f) Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder (the "Code")), and the rules and regulations promulgated thereunder, or any provisions of any other applicable Legal Requirements, including without limitation, state, local and foreign Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

            2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock ("Dissenting Shares") issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Shareholder") who has not voted in favor of the Merger or consented thereto in writing and who has dissented in accordance with Chapter 13 of the CGCL as well as any shares of Company Common Stock ("Potential Dissenting Shares") held by a holder (a "Potential Dissenting Shareholder") that are not voted in favor of the Merger but that have not dissented in accordance with Chapter 13 of the CGCL, shall not be converted into a right to receive the Merger Consideration in accordance with Section 2.1, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder or Potential Dissenting Shareholder pursuant to the laws of the State of California, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to dissent under Chapter 13 of the CGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such


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

holder's right to dissent, such former Dissenting Shares or Potential Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, such holder's ratable portion of the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.1. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) make any payment with respect to, or settle or offer to settle, any such demands.

            2.4 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised Option under any Company Stock Option Plan, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Legal Requirements to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Option and (B) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock previously subject to such Option (such amounts payable hereunder being referred to as the "Option Payment"). From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company shall obtain all necessary consents to ensure that former holders of Options will have no rights other than the right to receive the Option Payment. As of the Effective Time, all Company Stock Option Plans shall be terminated and no further Options shall be granted thereunder. No less than thirty (30) days prior to the Effective Time, the Company shall provide each holder of an unexpired and unexercised Option under any Company Stock Option Plan with written notice of the potential merger contemplated by this Agreement, in a manner reasonably satisfactory to Parent and Parent's counsel. Such written notice will notify the holder of an unexpired and unexercised Option of the right to exercise such Option within thirty (30) days from the date of the notice, and that such Option will terminate upon the expiration of the 30-day period. As an alternative to the foregoing, prior to the Effective Time, the Company may adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, prior to the Effective Time, each unexpired and unexercised Option under any Company Stock Option Plan, whether or not then exercisable or vested, shall be exercisable prior to the Effective Time and, if not so exercised, shall be terminated.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company that is dated as of the date of this Agreement and arranged in Sections corresponding to the numbered and lettered Sections


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contained in this Article III and is being concurrently delivered to Parent in connection herewith (the "Company Disclosure Schedule") (for the avoidance of doubt, an exception or disclosure made in the Company Disclosure Schedule with regard to a representation or warranty of the Company shall be deemed made with respect to any other representation or warranty by the Company to which such exception or disclosure is reasonably apparent), the following statements are true and correct as of the date of this Agreement, except where another date is specified:

            3.1 Organization, Standing and Corporate Power. The Company is a corporation validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (i) its Articles of Incorporation and Bylaws, in each case as amended through the date hereof, (ii) its committee charters, codes of conduct or other comparable governing documents, in each case as amended through the date hereof, (iii) all the existing written consents and minutes of the meetings of the Company Board and each committee thereof held since December 30, 2001 and (iv) all the existing written consents and minutes of the meetings of its shareholders held since December 30, 2001.

            3.2 Subsidiaries. The Company has no Subsidiaries.

            3.3 Capital Structure.

                  (a) The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock, of which 3,256,008 are issued and outstanding on the date hereof, and 250,000 shares of preferred stock, of which no shares are issued and outstanding on the date hereof.

                  (b) All outstanding shares of the Company Common Stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the CGCL, the Company's Articles of Incorporation, Bylaws or any Company Contract. None of the outstanding shares of the Company Common Stock has been offered or issued in violation of any federal or state securities laws, including, without limitation, the Securities Act of 1933, as amended (the "Securities Act") or applicable "blue sky" laws, except for violations for which the statute of limitations has run or which, in the aggregate, are not material. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.

                  (c) The Company Common Stock constitutes the only class of securities of the Company registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


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

                  (d) The Company is not a party to or bound by any agreement with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.

                  (e) Section 3.3(e) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Options, the number of shares of Company Common Stock subject thereto, the grant dates and exercise prices thereof and the names of the holders thereof and no other options, warrants, or securities convertible or exchangeable or exercisable for capital stock of the Company are issued and outstanding on the date hereof. The Company has made available to Parent true and complete copies of the forms of all option agreements with respect to the Options. All such Options were issued pursuant to the Company Stock Option Plans.

                  (f) Except as described in this Section 3.3 and as set forth in the Option Plans, no capital stock of the Company or any security convertible or exchangeable into or exercisable for such capital stock, is reserved for issuance as of the date of this Agreement. Except as described in this Section 3.3, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company is a party, or by which the Company is bound, obligating the Company now or in the future to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or accelerate the vesting of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no agreements or understandings to which the Company is a party or by which it is bound with respect to any capital stock of the Company.

                  (g) To the Knowledge of the Company, except as disclosed in the Company SEC Documents, no person is the beneficial owner of five percent (5%) or more of the Company Common Stock. For purposes of the preceding sentence only, the term "person" shall mean a "person" as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act.

            3.4 Authority; Noncontravention.

                  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

                  (b) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Shareholders' Meeting, voting as a single class at the Company Shareholders' Meeting in favor of adopting this Agreement (the "Company Shareholder Approval"), is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement or the Merger.

                  (c) The Company Board, at a meeting duly called and held at which all directors of the Company were present (in person or by telephone), duly adopted resolutions (the "Company Board Approval") (i) approving and declaring advisable this Agreement and the Merger, (ii) declaring that it is advisable and in the best interests of the Company and its shareholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the Company and its shareholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company's shareholders to be held as promptly as practicable as set forth in Section 6.2 and (v) recommending that the Company's shareholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 6.5.

                  (d) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Company Contract, or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to the Company or its properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect.

                  (e) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), is required to be made or obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except (i) for the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement and such other filings, notices or reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (ii) for the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

            3.5 Company SEC Documents; Financial Statements.

                  (a) The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since December 30, 2001, including all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C.
Section 1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the "Certifications"), as such documents since the time of filing may have been amended or supplemented with the SEC (the "Company SEC Documents"). Since December 30, 2001, there have been no comment letters received by the Company from the Staff of the SEC or responses to such comment letters by or on behalf of the Company, that have not been provided to Parent. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents (i) were and, in the case of Company SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Company's Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. As used in this Section 3.5, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

                  (b) The financial statements of the Company for the fiscal year ended January 3, 2004 filed with the SEC (the "Company Financial Statements") and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the "Company SEC Financial Statements") complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein). The Company Financial Statements were subject to a "going concern" qualification and were prepared based on the assumption that the Company would continue as a going concern. All non-audit services performed by the Company's auditors for the Company since the beginning of the immediately preceding fiscal year of the Company were approved as required by Section 202 of the Sarbanes Oxley Act. In the reasonable opinion of the Company's audit committee, the fees paid to and the services performed by the Company's auditors relating to such non-audit services do not impair such auditor's independence. The Company has no off-balance sheet arrangements.

                  (c) Except as set forth in the Company SEC Financial Statements and except as arising hereunder, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except for such liabilities and obligations that have been incurred since October 2, 2004 in the Ordinary Course of Business. Since December 30, 2001, there have been no material changes in the Company's accounting methods, principles or practices that would be required to be disclosed in the Company SEC Financial Statements that have not been so disclosed.

                  (d) The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company Financial Statements.

                  (e) Since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                  (f) At the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented and at the time it is first mailed to shareholders of the Company, the Proxy Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company in this Section 3.5(f) with respect to statements (or omissions) made (or left out) or incorporated by reference therein about Parent, or based on information supplied by Parent (or failed to be supplied) for inclusion or incorporation by reference in such documents.

                  (g) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company's shareholders in connection with the Merger and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

            3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between January 4, 2004 and the date hereof, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business, (b) the Company has not has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 5.1, and (c) there has not occurred or come into existence any change, event, occurrence, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            3.7 Absence of Litigation; Investigations. There are no claims, actions, suits, subpoenas or proceedings or, to the Knowledge of the Company, governmental investigations or inquiries (i) pending against the Company, or any properties or assets of the Company, or (ii) to the Knowledge of the Company, threatened against the Company, or any properties or assets of the Company. The Company is not subject to any outstanding order, judgment, writ, injunction or decree. There has not been since December 30, 2001 nor are there currently any internal investigations or inquiries being conducted by the Company or the Company Board or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

            3.8 Compliance with Applicable Legal Requirements.

                  (a) The Company has been and continues to be in material compliance with all applicable Legal Requirements.

                  (b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act. Since July 30, 2002, the Company has not, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-l5(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that all material information relating to the Company is made known on a timely basis to the Company's principal executive officer and its principal financial officer by others within the Company; and such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. For purposes of this paragraph, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

                  (c) The Company holds all material permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities that are necessary to the lawful operation of the respective business of the Company (the "Company Permits"). All such Company Permits are in full force and effect and the Company is in material compliance with the terms of the Company Permits. Since December 30, 2001, the Company has not received any written notice to the effect that the Company is not in compliance with the terms of the Company Permits or any Legal Requirements.

            3.9 Contracts.

                  (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all open purchase orders with customers of the Company and all agreements between the Company and sales representatives.

                  (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a list of the following Company Contracts (the "Company Listed Contracts"):

                        (i) all open purchase orders with any customer of the Company who has annual sales of $500,000 or more;

                        (ii) all Contracts with any customer of the Company who has annual sales of $500,000 or more that contain a covenant restricting the ability of the Company to compete with respect to the development, manufacturing, marketing or distribution of the Company's current products or services, including Contracts with "most favored customer" pricing provisions;

                        (iii) all Government Contracts directly between the Company and a Government Entity and all Government Bids directly made by the Company to a Government Entity;

                        (iv) (A) all Contracts (other than standard form purchase orders) granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute a Company Product, (B) any license of Intellectual Property to or from the Company, on (1) an exclusive basis or (2) a non-exclusive basis (other than end user license agreements entered into for Shrinkwrap Software (other than a Company Product)), (C) all joint development agreements entered into by the Company, (D) any Contract by which the Company grants any ownership right to any Company-owned Intellectual Property, (E) any Contract under which the Company grants an option relating to acquiring ownership of any Company-owned Intellectual Property, (F) any Contract under which the Company has a stated obligation to make fixed payments of minimum royalties, license fees or service fees, (G) any Contract of the Company that grants a customer a refund right (other than as a remedy for a breach of warranty) on the installation of a Company Product, and that refund period with respect to any such installation has not passed, lapsed, expired or terminated and (H) any Contract that obligates the Company to provide any consulting services or maintenance and support services at no cost to any customer;

                        (v) all material joint venture, partnership or other similar Contracts resulting in the formation of a separate legal entity to which the Company is a party;

                        (vi) all Contracts pursuant to which payments of any amount of cash or other consideration (or acceleration of benefits or vesting of Options or Share Right Awards) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company;

                        (vii) all confidentiality or secrecy agreements signed by the Company in favor of any Person the breach of which would result in the Company being required to pay a material amount of damages;

                        (viii) all Contracts relating to the borrowing of money or extension of credit (other than standard invoice terms for payments of invoices in connection with sales of the Company's products or services) (collectively, "Debt Obligations") pursuant to which any material indebtedness of the Company is outstanding or may be incurred and all guarantees of or by the Company of any Debt Obligations of any other Person (other than standard form invoices related to accounts payable of the Company);

                        (ix) any Contract containing any support or maintenance obligation on the part of the Company outside of the Ordinary Course of Business;

                        (x) each Contract with any present director or executive officer of the Company or any shareholder who owns or controls ten percent (10%) or more of the shares of Company Common Stock;

                        (xi) all powers of attorney given by the Company and Contracts and arrangements pursuant to which the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements;

                        (xii) all Contracts for the Leased Premises and for material personal property; and

                        (xiii) all purchase commitments of the Company (other than commitments to purchase inventory) requiring a commitment of $20,000 or more.

                  Other than the Listed Contracts, there are no other Contracts material to the Company.

                  (c) The Company has delivered or made available to Parent true and complete copies (and any and all binding amendments, modifications and supplements thereto) of the Company Listed Contracts. Each Company Listed Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity

(regardless of whether considered and applied in a proceeding in equity or at law)), of the Company, and the Company has performed all its material obligations (except those that have not yet become due) under, and is not in material violation or breach of or default under, any such Company Listed Contract. To the Knowledge of the Company, the other parties to any Company Listed Contract have performed all of their obligations (except those that have not yet become due) under, and are not in violation or breach of or default under, any such Company Listed Contract. No other party to any such Company Listed Contract has alleged that the Company is in violation or breach of or in default under any such Company Listed Contract or has notified the Company of an intention to modify any material terms of or not to renew any such Company Listed Contract.

                  (d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Company Listed Contract and no approval or consent of any other party to any Company Listed Contracts is required in order for such Company Listed Contract to continue in effect after the consummation of the Merger.

                  (e) There is no Company Listed Contract or other arrangement required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K under the Exchange Act that is not filed as an exhibit to one or more of the Company SEC Documents filed and made publicly available prior to the date of this Agreement.

                  (f) Immediately after the Closing, except as may otherwise be contemplated by this Agreement, the Company will not be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company.

            3.10 Absence of Changes in Benefit Plans; Employment Matters.

                  (a) Since January 4, 2002, there has not been any adoption or amendment in any material respect by the Company of:

                        (i) any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA and pertaining to the Company Common Stock (together, "Equity Benefit Plans");

                        (ii) any pension, profit sharing and 401(k) retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an "employee benefit plan," as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "ERISA Benefit Plans"), which the Company or any entity, trade or business that is, together with the Company, required to be treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA (a "Controlled Group Member") sponsors or maintains or to which the Company or such entity, trade or business is required to contribute; or

                        (iii) any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written), that is not governed by ERISA (collectively, the "Non-ERISA Benefit Plans"), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member other than, in the case of former employees, officers or directors, such benefits for which the Company or any Controlled Group Member has no current liability or obligation.

                  (b) (i) Each of the employees of the Company is employed at will, and (ii) there exist no employment (except employment at will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company, on the one hand, and any current or former director, officer, employee or consultant of the Company, on the other hand.

                  (c) Section 3.10(c) of the Company Disclosure Schedule sets forth a list of all Company Listed Contracts pursuant to which payments (or acceleration of benefits or vesting of Options or Share Right Awards) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company. Complete and accurate copies of the Contracts and arrangements listed in Section 3.10(c) of the Company Disclosure Schedule have been delivered or made available to Parent.

            3.11 Labor Matters.

                  (a) The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, including works councils, and, to the Knowledge of the Company, there are no attempts to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. From December 30, 2001 to the present the Company has complied with all applicable Legal Requirements relating to the employment of labor, including, but not limited to, all applicable state, federal and local laws relating to wages, hours, overtime, equal employment opportunity, collective bargaining, non-discrimination, non-harassment, and the withholding and payment of social security and all other applicable Taxes except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect. By way of example, the Company has complied with all applicable labor and employment laws, including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act, and all applicable state and local laws regulating any aspect of labor and employment. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or any charges, claims, complaints (internal or external), lawsuits, or state or federal government audits or investigations regarding alleged employment discrimination, harassment, wage and hour violations, breach of any implied or express contracts, or any other wrongful action with respect to any aspect of employment or potential employment by any of the Company's current employees, former employees, employment applicants, or independent contractors or consultants who have performed work for the Company. To the Knowledge of the Company, no union representation elections relating to the Company's employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

                  (b) Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of each of the Company's written personnel policies or rules applicable to employees of the Company as of the date hereof, true, correct and complete copies of which have heretofore been made available to Parent.

                  (c) To the Knowledge of the Company, no officer or employee of, or consultant to, the Company is, or is expected to be, in violation of any term of any employment contract, consulting agreement, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement or any other Contract, including, without limitation, those matters relating to (i) the relationship of any such officer, employee or consultant with the Company or to any other Person or (ii) unfair competition, trade secrets or proprietary information, and to the Knowledge of the Company, the continued employment or engagement of the Company's officers, employees and consultants does not subject the Company to any liability with respect to any of the foregoing matters.

                  (d) Within the five (5)-year period immediately prior to the date of this Agreement, the Company has not effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act")) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or (ii) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company. Since December 30, 2001, the Company has not otherwise terminated or laid off employees in such numbers as to give rise to liability under any applicable Legal Requirements respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours or temporary or permanent layoffs.

            3.12 Employee Benefit Matters.

                  (a) Set forth in Section 3.12(a) of the Company Disclosure
Schedule is a list of (i) each currently outstanding loan to any employee, officer or director of the Company, as well as (ii) each ERISA Benefit Plan,
(iii) each Equity Benefit Plan, and (iv) each Non-ERISA Benefit Plan (such plans, agreements, arrangements described in clauses (ii) through (iii) and related trusts and related agreements and arrangements being hereinafter referred to as the "Benefit Plans"). The Company has delivered or made available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, IRS determination letters, agreements representing awards granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date hereof.

                  (b) Except as would not reasonably be expected to have a Material Adverse Effect:

                        (i) each Benefit Plan has been operated and administered in compliance with its terms;

                        (ii) each Benefit Plan complies, as applicable, with requirements of ERISA and the Code, and all other applicable Legal Requirements;

                        (iii) no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

                        (iv) each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

                        (v) all contributions required to be made in connection with any Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

                        (vi) other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan;

                        (vii) all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed; and

                        (viii) neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits coverage to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

                  (c) Neither the Company nor any Controlled Group Member maintains, sponsors, contributes to, or has an obligation to contribute to, or has maintained, sponsored, contributed to, or had an obligation to contribute to, any "defined benefit plan" (within the meaning of Section 3(35) of ERISA), any ERISA Benefit Plan subject to the minimum funding standards of Section 412 of the Code, any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the
Code).

                  (d) There are no agreements, plans, arrangements or other contracts covering current or former employees, consultants, directors or other service providers of the Company or any Controlled Group Member which provide for any payment or benefit that would, when considered individually or in the aggregate, constitute a parachute payment under Section 280G of the Code with respect to the transactions contemplated by this Agreement.

            3.13 Taxes.

                  (a) The Company has timely filed (taking into account all permissible extensions) all material Tax returns and reports required to be filed by it, the due date for which (including any extensions with respect thereto) occurred prior to the date of this Agreement, and has paid all Taxes as shown to be owed on such returns and reports. All such Tax returns were complete and accurate in all material respects. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. No Tax return is currently the subject of audit and the Company has not been notified in writing that any taxing authority intends to audit a Tax return of the Company for any other period. As used in this Agreement, "Tax" and "Taxes" shall mean all federal, state, local and foreign income, employment, property, sales, excise, transfer, registration, value-added, goods and services, franchise and other taxes, tariffs or governmental charges of any nature whatsoever.

                  (b) The Company has timely withheld and paid all material Taxes that were required to have been withheld or have become due or payable, respectively, and all material Taxes of the Company accrued following the end of the most recent period covered by the Company SEC Documents have been incurred in the Ordinary Course of Business and have been paid when due in the Ordinary Course of Business consistent with past practices.

                  (c) The Company is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

                  (d) The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution intended or purported to be governed by Section 355 of the Code.

                  (e) The Company (nor any predecessor thereof) is not a party to a plan or agreement that would reasonably be expected to give rise to remuneration the deduction for which could be disallowed under Section 162(m) of the Code.

                  (f) The Company has not been an "S" corporation within the five-year period preceding the Closing Date.

                  (g) There are no Liens for Taxes on the assets and properties of the Company, other than Liens for Taxes that are not yet due and payable.

                  (h) None of the assets or properties of the Company is property that (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or (iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (i) The Company is not subject to any private letter ruling by the IRS or comparable rulings of any other taxing authority.

                  (j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; or (iv) prepaid amount received on or before the Closing Date.

                  (k) Section 3.13(k) of the Company Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the amount of any net operating losses, unused investment or other credits, or unused foreign Tax credits, for federal income and alternative minimum Tax and state income Tax purposes (including dates of expiration of such items), and (ii) each state, county, local municipal, domestic or foreign jurisdiction in which the Company (A) files, or is or has been required to file, a Tax return relating to state or local Taxes of any kind, (B) is required to register for Tax purposes, (C) is qualified to do business, (D) owns or regularly uses property, or (E) has any employee or in which any employee of the Company is regularly present. The Company has not been advised of any reason why the net operating losses, unused investment or other credits or unused foreign Tax credits identified on Section 3.13(k) of the Company Disclosure Schedule could not be used in their entirety as of the date hereof.

                  (l) To the Knowledge of the Company, there has not been an ownership change of the Company (as such term is defined under Section 382 of the Code) for any taxable period commencing on or after January 1, 1998.

            3.14 Properties.

                  (a) The Company does not own any real estate or have the option to acquire any real estate. The Company does not lease any real estate other than the premises identified in Section 3.14(a) of the Company Disclosure Schedule as being so leased (the "Leased Premises"). The Company enjoys peaceful and undisturbed possession of each of the Leased Premises. None of the improvements comprising the Leased Premises, or the businesses conducted by the Company thereon, are, to the Knowledge of the Company, in material violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building Legal Requirement, public utility or other easements or other applicable Legal Requirement. As of the date hereof, no material expenditures are required to be made by the Company for the repair or maintenance of any improvements on the Leased Premises other than routine repairs and maintenance in the Ordinary Course of Business. The Company has valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of all Liens, other than Liens for Taxes, assessments and other governmental charges that are not yet due and payable and Liens which do not interfere with the Company's ability to operate its business as currently conducted.

                  (b) As of the date hereof, there are no condemnation, eminent domain or similar proceedings pending against the Company or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Premises.

                  (c) As of the date hereof, to the Knowledge of the Company, the buildings and other facilities located on the Leased Premises appear to be in reasonable condition and are suitable to the Company's uses thereof.

                  (d) The Company has marketable and legal title to all properties it purports to own, and has valid leasehold interests in all properties it purports to lease, in each case except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that do not interfere with the Company's ability to operate its business as currently conducted.

            3.15 Intellectual Property.

                  (a) Section 3.15(a) of the Company Disclosure Schedule lists all registered Copyrights, Trademarks and Patents owned by the Company (the "Company Registered Intellectual Property"). All Company Registered Intellectual Property used or currently proposed to be used in the business of the Company as conducted prior to or on the Closing Date is valid and subsisting. The Company has good and valid title to all of the Company-owned Intellectual Property, free and clear of any Liens. The Company has a valid license or other right to use all Intellectual Property not owned by the Company (the "Licensed Intellectual Property") of sufficient scope of use necessary to conduct the business of the Company as conducted prior to or on the Closing Date, and as currently proposed to be conducted by the Company. The Company-owned Intellectual Property and the Licensed Intellectual Property (collectively, the "Company Intellectual Property"), constitutes all Intellectual Property used or currently proposed to be used in the business of the Company as conducted prior to or on the Closing Date, and as proposed to be conducted by the Company.

                  (b) The Company has neither received any notice that it has, nor to the Knowledge of the Company has it, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person The Company has not received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict. The Company is not party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company-owned Intellectual Property by the Company, the use, transfer or licensing of any Company Product by the Company, or that may affect the validity, use or enforceability of any Company-owned Intellectual Property, and, with respect to Licensed Intellectual Property, the Company has not received notice of any such restriction. To the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any material Company Intellectual Property. The Company has not brought any action, suit or proceeding for infringement of any Company Intellectual Property, or for breach of any license or agreement involving any of such Company Intellectual Property, against any party.

                  (c) No royalties or other continuing payment obligations are past due in respect of any Intellectual Property of a third party which is incorporated in any product licensed or distributed by the Company.

                  (d) The Company has taken reasonable steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost as a result of any act or omission by the Company. The Software owned by the Company, was (i) developed by employees of the Company within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements or (iii) otherwise lawfully acquired by the Company from a third party pursuant to written agreements.

                  (e) The Company does not jointly own or claim any right, title or interest with any other Person (other than the Company) in any Company Intellectual Property. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property by any current or former officer, director, shareholder, employee, consultant or independent contractor of the Company.

                  (f) The Company has taken reasonable measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company has any right, title or interest and otherwise to maintain and protect all such Trade Secrets. Without limiting the generality of the foregoing, all current and former employees, consultants and independent contractors of the Company have executed and delivered to the Company a proprietary information and assignment agreement in the form(s) delivered to Parent.

                  (g) For purposes of this Agreement:

                        (i) "Company-Owned Intellectual Property" means the Copyrights, Trademarks, Patents and Trade Secrets owned by the Company.

                        (ii) "Company Products" means each and all of the products of the Company manufactured or distributed (past or present), currently under development, or otherwise currently anticipated to be manufactured or distributed by the Company.

                        (iii) "Intellectual Property" means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, Patent Applications, models, industrial designs, inventor's certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the "Patents"), (B) trademarks (any applications for registration therefor, including any modifications, extensions or renewals thereof), all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered) (the "Trademarks"), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof) (the "Copyrights"), (D) trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including without limitation the Uniform Trade Secrets Act (the "Trade Secrets"), (E) internet domain names, and (F) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

                        (iv) "Patent Applications" means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

                        (v) "Software" means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

                        (vi) "Shrinkwrap Software" means "off-the-shelf" computer software applications that are generally available to all interested purchasers and licensees on standard terms and conditions.

            3.16 Sale of Products; Performance of Services.

                  (a) Since December 30, 2001, the Company has not received any notice from any Person that a Company Product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person:

                        (i) has not conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable Legal Requirements, except where any nonconformance or noncompliance has been cured or converted; and

                        (ii) contained any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial defect that would not adversely affect in any material respect such product, system, program, Company Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured;

                        provided, however, that the Company's receipt of warranty returns in the Ordinary Course of Business shall not be deemed to constitute notice within this meaning of this Section 3.16(a).

                  (b) Since December 30, 2001, no customer or other Person has asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company, except in any case set forth in (i) or (ii) above where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect.

            3.17 Environmental Matters.

                  (a) The Company possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; the Company has not received written notification from any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked. The Company is in material compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and the Company has not received written notification from any Governmental Entity or other Person that alleges that the Company has violated or is, or may be, liable under any Environmental Law. To the Knowledge of the Company, there are no past or pending or threatened Environmental Claims (A) against the Company or (B) against any Person whose liability for any Environmental Claim the Company has retained or assumed, either by Contract or by operation of law, and the Company has not contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim. To the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company, its predecessors, or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company. The Company has not, nor to the Knowledge of the Company, has its predecessors or Affiliates, transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

                  (b) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by the Company.

                  (c) There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company which have not been delivered or made available to Parent.

                  (d) For purposes of this Agreement, the following defined terms shall apply:

                        (i) "Environmental Claims" means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

                        (ii) "Environmental Laws" means all laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment;

                        (iii) "Environmental Permits" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

                        (iv) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

                        (v) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

            3.18 Accounts Receivable. Section 3.18 of the Company Disclosure Schedule sets forth an aging of all of the accounts receivable owing to the Company as of January 29, 2005. All such accounts receivable constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the Ordinary Course of Business and, there is no reasonable basis to believe that they will not be fully collectible (net of reserves therefor set forth on the most recent balance sheet of the Company, which reserves are consistent with past practice). There has been no notice of any claims, refusals to pay or other claimed rights of set off against any such accounts receivable. No account debtor is delinquent in its payment by more than sixty (60) days. To the Knowledge of the Company, no account debtor has refused or threatened to refuse to pay its obligations for any reason, no account debtor is insolvent or bankrupt, and no account receivable is pledged to any third party.

            3.19 Inventories. The Company's inventory of goods, including all raw materials, work in progress and finished products, consist of items of merchantable quality and quantity usable or salable in the Ordinary Course of Business, are salable at prevailing market prices not less than the book value amounts thereof, and are not obsolete, damaged, slow-moving or defective (except to the extent of the reserves, if any, for such items reflected on the Company SEC Financial Statements).

            3.20 Insurance. True and complete copies of all insurance policies have been delivered or made available to Parent. The Company is not in default in any material respect with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that would not reasonably be expected to have a Material Adverse Effect. The Company has no Knowledge that any of such insurance policies will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

            3.21 No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon the Company that would have the effect of prohibiting or impairing any business practice of the Company, acquisition of property by the Company or the conduct of business by the Company as currently conducted.

            3.22 Absence of Certain Business Practices. Neither the Company nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has, directly or indirectly, (a) within the past five (5) years given any gift or similar benefit to any customer, supplier, competitor or governmental employee or official that, to the Company's Knowledge, would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) acted in any other unlawful manner with, to, or in connection with the Company's customers, suppliers, or competitors.

            3.23 Suppliers and Customers. Since January 4, 2004, (i) no supplier or customer of the Company has cancelled or otherwise terminated its relationship with the Company except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) no supplier or customer of the Company has notified the Company of its intention to terminate or materially and adversely modify its relationship with the Company or to cancel or amend any agreement with the Company, (iii) to the Knowledge of the Company, none of the suppliers of the Company is unable to continue to supply the products or services supplied to the Company by such supplier, and (iv) the Company has no direct or indirect ownership interest in any supplier or customer of the Company.

            3.24 Government Contracts.

                  (a) As used herein:

                        (i) "Government Bid" means any quotation, bid or proposal by the Company that, if accepted or awarded, would lead to a Government Contract.

                        (ii) "Government Contract" means any Contract (whether performed or not) (i) between the Company and a Governmental Entity or (ii) entered into by the Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity.

                  (b) To the Company's Knowledge (i) neither the Company nor any of its Representatives is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity; (ii) there is no pending audit or investigation by any Governmental Entity of the Company or any of its Representatives with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid;
(iii) neither the Company nor any of its Representatives has initiated any internal investigation or made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; and (iv) neither the Company nor any of its Representatives has made any misstatement or omission and there exists no irregularity in connection with any voluntary disclosure that has led or is expected to lead to any of the consequences set forth in the first two sentences of this paragraph or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

                  (c) There are no disputes between the Company and a Governmental Entity under the Contract Disputes Act or any other federal statute.

                  (d) Neither the Company nor, to its Knowledge, any of its Representatives is or has been suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting. No payment has been made by the Company or, to its Knowledge, any of its Representatives in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. With respect to each Government Contract, the Company's cost accounting and procurement systems and the associated entries reflected in the financial statements of the Company are in compliance in all material respects with all applicable Legal Requirements.

                  (e) All test and inspection results the Company has provided to the Governmental Entity or to any other Person of any article designed, engineered or manufactured in the Company in connection with a Government Contract were complete and correct in all material respects as of the date so provided. The Company has provided all material test and inspection results to the Governmental Entity or to any other person as required by applicable Legal Requirements and the terms any Government Contract.

            3.25 Absence of Indemnifiable Claims, etc. There are no pending or, to the Knowledge of the Company, threatened claims by any director, officer or employee of the Company to indemnification by the Company under applicable Legal Requirements, the Articles of Incorporation or Bylaws of the Company, any insurance policy maintained by the Company or any indemnity agreements or similar Company Listed Contracts.

            3.26 Opinion of Financial Advisor. The Company has received the opinion of Douglas, Curtis & Allyn, LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion will be delivered to Parent for informational purposes only promptly after the Company's receipt thereof.

            3.27 Broker Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company, and is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Douglas, Curtis & Allyn, LLC, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company).

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement, except where another date is specified:

            4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to carry on its business as now being conducted.

            4.2 Authority; Approvals, etc.

                  (a) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate authorizations or approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for (i) compliance with any applicable requirements of the Securities Act and the Exchange Act and (ii) the filing of the Agreement of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business.

            4.3 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to Parent or Merger Sub or any of their properties or assets; other than, in the case of clauses (ii) and (iii), any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not, individually or in the aggregate, have an adverse effect on Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated hereby.

            4.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

            4.5 Parent-Owned Shares of Common Stock. As of the date of this Agreement, Parent, Merger Sub and their respective Affiliates beneficially own no shares of Company Common Stock (other than pursuant to or as a result of the Voting Agreement).

            4.6 Broker Fees. No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of Parent or Merger Sub, and is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

            4.7 Financing. Parent has and will have at the Effective Time sufficient funds to pay the Merger Consideration and to perform Parent's obligations under this Agreement.

            4.8 Litigation. There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, the outcome of which, individually or in the aggregate, would have an adverse effect on Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub which, individually or in the aggregate, would have an adverse effect on Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated hereby.

                                   ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

            5.1 Conduct of Company's Business. Except as otherwise provided in, contemplated by or permitted by this Agreement, or as set forth in Schedule 5.1, or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) between the date hereof and the Effective Time, the Company shall:

                  (a) conduct its business only in the Ordinary Course of Business and consistent with past practice;

                  (b) maintain its books and records in accordance with past practices;

                  (c) maintain all of its assets in customary repair, order and condition;

                  (d) use commercially reasonable efforts to preserve its present business organization, retain the services of its present employees and preserve its present relationships with its customers and suppliers;

                  (e) not alter its capital structure or issue or grant shares (other than pursuant to the exercise of Options), options or other securities (or rights to acquire securities) or make any distributions to its shareholders;

                  (f) not purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, or take any action to accelerate any vesting provisions of any such shares or securities;

                  (g) not increase the level of compensation to any officer, director or employee or enter into any new employment or bonus agreement with any such officer, director or employee, unless (i) pursuant to existing agreements or written plans or, (ii) solely with respect to any non-officer employee whose annual compensation as of the date hereof does not exceed $40,000, in the Ordinary Course of Business and consistent with past practice but in no event shall such percentage increase for any employee made pursuant to this clause (ii) exceed the percentage identified on Schedule 5.1(g);

                  (h) not amend its Articles of Incorporation or Bylaws or other governance documents;

                  (i) not effect any merger, consolidation, or business combination or acquire a substantial equity interest in any business, corporation, partnership or other Person;

                  (j) not adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or otherwise permit the corporate existence of the Company to be suspended, lapsed or revoked;

                  (k) not, directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, other than
(i) in the Ordinary Course of Business, (ii) any Liens for taxes not yet due and payable or being contested in good faith and (iii) such mechanics' and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

                  (l) not repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

                  (m) not make any capital expenditures in excess of $2,500 individually and $20,000 in the aggregate;

                  (n) not accelerate receivables or delay payables, except in the Ordinary Course of Business;

                  (o) not enter into, modify, amend or terminate (i) any Company Contract which if so entered into, modified, amended or terminated would (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any Company Listed Contract;

                  (p) not, except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

                  (q) not (i) settle, pay or discharge, or admit liability or consent to non-monetary relief in respect of any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising in the Ordinary Course of Business or otherwise for an amount in excess of $2,500 individually and $20,000 in the aggregate unless compelled by final, non-appealable court order or other binding order of a Governmental Entity or
(ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement;

                  (r) not make any payments to, or otherwise engage in any transaction with, an Affiliate of the Company (other than payments of compensation to directors and officers in the Ordinary Course of Business);

                  (s) not make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing or other agreement with any Tax authority with respect to any material Tax liability, or file or cause to be filed any material amended Tax return, file or cause to be filed any claim for material refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

                  (t) not fail to file any material Tax returns when due, fail to cause such Tax returns when filed to be materially true, correct and complete, prepare or fail to file any Tax return in a manner inconsistent with past practices in preparing or filing similar Tax returns in prior periods or, on any such Tax return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods, in each case, except to the extent required by applicable Legal Requirements, or fail to pay any material Taxes when due; or

                  (u) not propose or authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

            5.2 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any material Company Contract, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any Material Adverse Effect, or the occurrence of any event or events that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (d) any inaccuracy in any representation or warranty of the Company that would reasonably be expected to cause the condition set forth in Section 7.2(a) not to be satisfied, or (e) the occurrence or existence of any event that constitutes the breach by the Company of any its covenants or agreements contained herein that would reasonably be expected to cause the condition set forth in Section 7.2(b) not to be satisfied. The delivery of notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to Parent.

            5.3 Resignation of Directors. Immediately prior to the Effective Time, the Company shall deliver to Parent evidence of the resignation of all directors of the Company, such resignations to become effective as of the Effective Time.

            5.4 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party, except to comply with any fiduciary duties imposed by California law (but only if the Company concurrently notifies Parent of such termination, amendment, modification or waiver). During such period, the Company shall use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

            5.5 401(k) Plan. Prior to the Closing, the Company shall (i) terminate the Company's 401(k) plan in accordance with the requirements set forth in such plan's governing document to effectuate the termination of the plan, and (ii) deliver or make available to Parent evidence of the termination of Company's 401(k) in a form satisfactory in all reasonable respects to Parent and its counsel.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

            6.1 Proxy Statement.

                  (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and shall file with the SEC a document that will constitute the proxy statement with respect to the Merger relating to the Company Shareholders' Meeting (together with any amendments thereto, the "Proxy Statement"). Each of the Parties shall use reasonable efforts to cause the Proxy Statement to be approved or otherwise cleared by the SEC as soon as practicable after the date hereof. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff on the Proxy Statement and of any request from the SEC or its staff for amendments or supplements thereto or for additional information and shall provide to each other promptly copies of all correspondence between Parent, the Company or any of their representatives and advisors and the SEC or its staff. As promptly as practicable after the Proxy Statement has been approved or otherwise cleared by the SEC, it shall be mailed to the shareholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and all other applicable rules and regulations.

                  (b) The Company and Parent shall cooperate in connection with the preparation of the Proxy Statement, including by giving (i) each other and their respective counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before such document (or any amendment thereto) is filed with the SEC, (ii) good faith consideration to any comments made by the other Party and its counsel, (iii) promptly give to the other party and its counsel any comments or other communications, whether written or oral, such party or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, (iv) a reasonable opportunity to participate in the response to those comments by giving (A) the other party and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response, (B) good faith consideration to any comments made by the other party and its counsel, and (C) the opportunity to participate in any discussions or meetings with the SEC.

                  (c) The Proxy Statement shall include with respect to the Company and its shareholders, the approval of the Merger and the recommendation of the Company Board to the Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the Company's rights under
Section 6.5.

                  (d) No amendment or supplement to the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each Party shall advise the other Parties, promptly after it receives notice thereof, of the time when the Proxy Statement has been approved or otherwise cleared by the SEC or any supplement or amendment has been filed or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (e) None of the information supplied by either the Company or Parent for inclusion or incorporation by reference in the Proxy Statement shall, at the time filed with the SEC or other regulatory agency and, in addition, at the date it or any amendments or supplements thereto are mailed to shareholders of the Company, at the time of the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent, or their respective officers or directors, should be discovered by either the Company or Parent that should be set forth in an amendment or a supplement to the Proxy Statement, the discovering party shall promptly inform the other. All documents filed by the Company or Parent with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

            6.2 Company Shareholders' Meeting.

                  (a) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of obtaining Company Shareholder Approval, regardless of whether the Company Board determines at any time that this Agreement or the Merger is no longer advisable or recommends that the shareholders of the Company reject this Agreement or the Merger or otherwise modifies its recommendation of the Merger, in all cases subject to its rights under Section 6.5. The Company shall cause the Company Shareholders' Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through the Company Board, recommend to its shareholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 6.5.

                  (b) The Company shall use reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date on which the Proxy Statement is approved or otherwise cleared by the SEC. Except as otherwise contemplated by this Agreement, the Company shall use reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall take all other action necessary or, in the opinion of the other Parties, advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Legal Requirements and the Company's Articles of Incorporation and Bylaws to effect the Merger.

            6.3 Access to Information; Confidentiality.

                  (a) The Company shall afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement, and without undue disruption of its business, to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall promptly deliver or make available to Parent (a) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of November 2, 2004, between the Company and Parent (the "Confidentiality Agreement").

                  (b) Without limiting the foregoing, the Company shall cooperate with Parent in providing any and all information in the form currently possessed by Parent in order to assist Parent in its determination as to whether to make an election under Section 338 of the Code or to merge or convert the Company into a limited liability company taxed as a partnership after the Closing Date, including, without limitation, the availability of and limitations on the Company's existing net operating losses and the amount of the "net unrealized built in gain" in the Company's assets as described in Section 382 of the Code.

                  (c) The Company shall promptly upon execution of this Agreement request each Person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring the Company to return or destroy all materials containing confidential information and copies thereof furnished to such Person by or on behalf of the Company.

            6.4 Further Actions; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including (a) the taking of commercially reasonable acts necessary to cause the conditions in Article VII to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

            6.5 Acquisition Proposals; Board Recommendation.

                  (a) As used herein:

                        (i) "Acquisition Proposal" means any offer, inquiry or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Parent or its Affiliates) for, or any indication of interest in: (i) a transaction or series of transactions pursuant to which any Person or group of Persons acquires or would acquire beneficial ownership of more than 10% of the outstanding shares of Company Common Stock, whether from the Company or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company; or (iii) any transaction or series of transactions which would result in any Person (or group of Persons) other than Parent, Merger Sub or any of their Affiliates (any such Person, a "Third Party") acquiring more than 10% of the assets (on a net book value basis) of the Company immediately prior to such transaction.

                        (ii) A "Superior Proposal" means any written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition and provided that no Acquisition Proposal shall constitute a Superior Proposal if immediately following the consummation of such Acquisition Proposal, shareholders of the Company would own a majority of the voting power of the survivor or acquiring entity) that a majority of the members of the Company Board determines in good faith (i) (after consultation with its outside financial advisor) that such Acquisition Proposal constitutes, or could reasonably be expected to result in, an Acquisition Proposal that would, if consummated, result in a transaction that is more favorable to the Company's shareholders from a financial point of view than the Merger, and (ii) (after consultation with its outside legal counsel) that failure to consider such Acquisition Proposal could reasonably be expected to constitute a failure to comply with its fiduciary duties to the Company's shareholders under California law.

                  (b) The Company shall promptly terminate, and shall instruct its Representatives to promptly terminate, all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly demand that each Person which has heretofore executed a confidentiality agreement with or for the benefit of the Company or any of its Representatives with respect to such Person's consideration of a possible Acquisition Proposal promptly return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

                  (c) From the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Representatives to not, directly or indirectly, (i) solicit, initiate or encourage any offer, inquiries or proposals or engage in any agreement, discussion or negotiation other than with Parent with respect to, or that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in negotiations or discussions concerning any Acquisition Proposal, (iii) provide any non-public information to any Person relating to any Acquisition Proposal, or (iv) except as provided in this Section 6.5 and subject to compliance herewith, agree to, approve or recommend any Acquisition Proposal; provided, however, that prior to obtaining the Company Shareholder Approval, the Company and its Representatives may take any actions described in clause (ii) or (iii) of this Section 6.5(c) in respect of a Person that has made an unsolicited Acquisition Proposal if, but only if,
(a) such Person has submitted a written Acquisition Proposal, (b) the Company has not violated its obligations under this Section 6.5 and the Company is proceeding in good faith with respect to its obligations under Section 6.2, (c) such Person has entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement, and (d) the Company promptly communicates to Parent (i) the fact that the Company has provided non-public information to such Person in connection with an unsolicited Acquisition Proposal and (ii) the identity of the Person making such Acquisition Proposal.

                  (d) The Company shall promptly (and in any event, within 24 hours) notify Parent in writing of the Company's obtaining Knowledge of receipt of any Acquisition Proposal or any proposal, inquiry or request that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (and in any event, within 24 hours) provide Parent written notice of the terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making the same, and copies of any written materials received from such Person describing such terms and conditions. The Company shall update Parent in respect of material changes in the status or content of any discussions or negotiations regarding any Acquisition Proposal, and shall promptly (and in any event, within 24 hours) inform Parent in writing of any change in any of the price, form of consideration or other meaningful terms of any Acquisition Proposal.

                  (e) Promptly (and in any event, within 24 hours) upon determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has so determined, specifying in reasonable detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

                  (f) The Company Board has adopted a resolution recommending the adoption of this Agreement by the Company's shareholders (the "Company Recommendation") and, except as provided in the next sentence, the Company Board shall not withdraw or modify the Company Recommendation. The Company Board shall be permitted to (i) withdraw or modify in a manner adverse to Parent and Merger Sub (or not to continue to make) the Company Recommendation or (ii) cause the Company to enter into an agreement relating to a Superior Proposal if, but only if in any such case under clause (i) or (ii), (a) a majority of the Company Board has determined in good faith, after consulting with the Company's outside counsel, that the failure to take such action could reasonably be expected to result in a failure of the Company Board to comply with its fiduciary duties imposed by California law, (b) the Company has given Parent and Merger Sub three
(3) Business Days' prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and (c) Parent does not, prior to the expiration of such three (3) Business Day period, make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with its financial advisors) is at least as favorable as any such Superior Proposal.

                  (g) Nothing in this Section 6.5 shall prohibit the Company or the Company Board from taking and disclosing to the shareholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent the Company determines to be required under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, that unless and until this Agreement is terminated in accordance with Section 8.1, nothing in this sentence shall affect the obligations of the Company or the rights of Parent or Merger Sub under any other provision of this Agreement, and the Company shall hold the Company Shareholders' Meeting even if the Company Board has changed its Company Recommendation.

            6.6 Approvals and Consents; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to cooperate with each other and to use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, submissions of information, applications and filings (including filings with Governmental Entities) and the taking of reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining and maintenance of all necessary consents, approvals, permits, authorizations and other confirmations or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

            6.7 Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

            6.8 Public Announcements; Other Communications. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, except as may be required by applicable Legal Requirement or court process, in which case the Party proposing to issue such press release or public statement shall use reasonable efforts to consult in good faith with the other Party prior to such release, public statements or communications. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

            6.9 Indemnification and Insurance.

                  (a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company (the "Indemnitees") as provided in Articles of Incorporation and Bylaws of the Company or any indemnification agreement listed in Section 3.10(b) of the Company Disclosure Schedule shall survive the Merger and shall not, for a period of six years after the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Legal Requirements or the Indemnitee affected thereby otherwise consents in writing thereto.

                  (b) Parent shall cause the Surviving Corporation to either:
(i) cause to be obtained and have in effect at the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with respect to officers' and directors' liability insurance for acts or omissions occurring prior to the Effective Time ("D&O Insurance") covering the persons who are currently covered by the Company's current D&O Insurance on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current D&O Insurance; or (ii) provide and maintain, for a period of six years from and after the Effective Time, D&O Insurance covering such persons on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current D&O Insurance; provided, that Parent and the Surviving Corporation will not be required to pay an annual premium for any D&O Insurance obtained pursuant to this Section 6.9(b) in excess of 200% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $18,375 (the "Current Premium"); and if the provision and maintenance of D&O Insurance in accordance with this Section 6.9(b) exceeds 200% of the Current Premium, Parent and the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 200% of the Current Premium.

                  (c) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 6.9.

                  (d) This Section 6.9, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the persons referenced in this Section 6.9, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement).

                  (e) From and after the Effective Time, the obligations set forth in this Section 6.9 shall be the joint and several obligations of Parent and the Surviving Corporation.

            6.10 Employees. Following the Effective Time, Parent may cause the Surviving Corporation to terminate the employment of any employees of the Surviving Corporation and, except as set forth in Schedule 6.10, neither Parent nor the Surviving Corporation shall have any obligation to provide severance benefits on or after the Closing Date.

            6.11 State Takeover Statutes. Parent, the Company and their respective Board of Directors shall (i) take reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

                                  ARTICLE VII
                            CONDITIONS TO THE MERGER

            7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

                  (a) Company Shareholder Approval. Company Shareholder Approval shall have been obtained.

                  (b) No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.

            7.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Material Adverse Effect) as of the Closing, except for such inaccuracies that do not, individually or in the aggregate, constitute a Material Adverse Effect; provided, each representation and warranty contained in Sections 3.1, 3.3, 3.4, 3.5(b) and 3.18 shall be accurate in all material respects.

Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) Governmental Approvals. Each consent, approval, order, authorization, registration, declaration, filing and notice referred to in
Section 3.4(e) of the Company Disclosure Schedule shall have been obtained or delivered, as the case may be.

                  (d) Contractual Approvals. The Company will have obtained all consents and approvals identified on Section 7.2(d) of the Company Disclosure Schedule, and Parent will have received evidence reasonably satisfactory to it of the receipt of such permits, authorizations, consents, and approvals.

                  (e) No Material Adverse Effect. The Company shall have not suffered a Material Adverse Effect and, in the case of a Material Adverse Effect within the meaning of subclause (i) or (ii) of clause (1) of the definition thereof, such Material Adverse Effect is continuing.

                  (f) Dissenting Shares. The aggregate number of Dissenting Shares, if any, shall be no more than 10% of the total issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

                  (g) Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or by any other Person (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of Company Common Stock (or share of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Parent of any portion of any business or of any assets of the Company, Parent or any Affiliate thereof, or to compel the Company, Parent or any Affiliate thereof to divest or hold separate any portion of any business or of any assets of the Company, Parent or any Affiliate thereof, as a result of the Merger or (iii) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company; provided, however, that this Section 7.2(g) and Section 8.1(g) shall not be applicable with respect to any pending or threatened suits, actions or proceedings by Persons other than Governmental Entities except as set forth in Schedule 7.2(g).

            7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the Closing, except for such inaccuracies that do not, individually or in the aggregate, constitute a material adverse effect; provided, that each representation and warranty contained in Sections 4.1 and 4.2 shall be accurate in all material respects. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

                  (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub to such effect.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

            8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Shareholder Approval shall have been obtained:

                  (a) by mutual written agreement of Parent and the Company, in each case duly authorized by their respective boards of directors;

                  (b) by either Parent or the Company, if:

                              (1) the Merger shall not have been consummated by
the five (5) month anniversary of the date hereof (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(1) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of the failure of the Merger to occur on or before the End Date.

                              (2) there shall be any law, rule or regulation
that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Merger Sub from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable; or

                              (3) at the Company Shareholders' Meeting or any
adjournment thereof at which this Agreement has been voted upon, the Company Shareholder Approval shall not have been obtained.

                  (c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.3(a) and (b) not to be satisfied, and such condition shall either be incapable of being satisfied by the End Date or is not cured within fifteen (15) Business Days after notice from the Party wishing to terminate;

                  (d) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.2(a) and (b) not to be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within fifteen (15) Business Days after notice from the party wishing to terminate;

                  (e) by Parent: (i) if the Company shall have materially and willfully breached any of its obligations under Section 6.2 or Section 6.5 of this Agreement; or (ii) if the Company Board shall (a) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub, (b) approve or recommend to the shareholders of the Company an Acquisition Proposal, (c) approve or recommend that the shareholders of the Company tender their Company Common Stock in any tender or exchange offer or the Company shall not have sent to its shareholders within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, (d) fail to include the Company Recommendation in the Proxy Statement,
(e) within ten (10) Business Days after the commencement of a tender offer or exchange offer for securities of the Company, fail to publicly recommend against acceptance of such tender offer or exchange offer, (f) take any positive position with regard to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, or (g) approve a resolution or agree to do any of the foregoing;

                  (f) by the Company, prior to obtaining the Company Shareholder Approval and following receipt of a Superior Proposal, if (i) the Superior Proposal has been made, has not been withdrawn, continues to be a Superior Proposal and the Company has entered into or intends to enter into a definitive agreement for such Superior Proposal, (ii) the Company has fully complied with
Section 6.5 in connection with such Superior Proposal and (iii) the Company has paid, and Parent has received, the Termination Fee;

                  (g) by Parent, in the event of the pendency of any suit, action or proceeding of the type referred to in Section 7.2(g) ("7.2(g) Proceedings") by (i) any Governmental Entity or (ii) any other Person, except as provided in such Section and provided further that Parent shall not be entitled to exercise its termination right under clause (ii) of this Section 8.1(g) unless (A) a period of forty-five (45) days has elapsed since the first date on which the condition set forth in Schedule 7.2(g) fails to have been satisfied and (B) at the end of such forty-five (45) day period the condition set forth in
Schedule 7.2(g) continues to be satisfied; or

                  (h) by Parent, in the event the Company shall have suffered a Material Adverse Effect within the meaning of subclause (iii) of clause (1) of the definition thereof or within the meaning of subclause (2) of the definition thereof.

            The Party desiring to terminate this Agreement pursuant to Sections 8.1(b) through 8.1(g) shall give written notice of such termination to the other Party; provided, that no such termination by the Company shall be effective unless and until the Company shall have paid the Termination Fee, if any, required to be paid by it pursuant to Section 8.2.

            8.2 Effect of Termination.

                  (a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub except
(i) with respect to Sections 6.7, 6.8, this Section 8.2 and Article IX, which shall survive termination and (ii) with respect to any liabilities for damages incurred or suffered by a Party as a result of the willful breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                  (b) Notwithstanding any other provision of this Agreement and without limiting Parent's other rights, the Company and Parent agree that (i) if this Agreement is terminated pursuant to Section 8.1(e) then the Company shall pay to Parent a fee of $275,000 (the "Termination Fee") within three (3) Business Days after receipt of notice from Parent that such Termination Fee is due, and (ii) if this Agreement is terminated pursuant to Section 8.1(f) then the Company shall immediately pay to Parent the Termination Fee. All payments shall be made by wire transfer of same day funds to an account designated by Parent

                  (c) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement where a fee pursuant to Section 8.2(b) is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.2(b) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the fee owing under Section 8.2(b), and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for such fee, the Company shall pay to Parent its costs and expenses (including attorney's fees) in connection with such suit, together with interest on the amount of the fee at a rate equal to the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder.

            8.3 Amendment. This Agreement may be amended by the Parties at any time before or after Company Shareholder Approval and whether before or after adoption of this Agreement by the shareholder of Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law, rule or regulation requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

            8.4 Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 8.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX
                               GENERAL PROVISIONS

            9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

            9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  (a)   if to Parent or Merger Sub, to:

                        Natel Engineering Company, Inc.
                        9340 Owensmouth Avenue
                        Chatsworth, CA 91311-6915
                        Attention: John W. Lowrey
                        Facsimile: (818) 734-6530

                        with a copy (which shall not constitute notice) to:

                        Sheppard, Mullin, Richter & Hampton LLP
                        1901 Avenue of the Stars, 16th floor
                        Los Angeles, CA  90067
                        Attention: Linda Michaelson, Esq.
                        Facsimile: (310) 228-3911

                  (b)   if to the Company, to:

                        Hytek Microsystems, Inc.
                        400 Hot Springs Road
                        Carson City, Nevada 89706
                        Attention: Philip S. Bushnell
                        Facsimile: (775) 884-6015
                        with a copy (which shall not constitute notice) to:

                        Wilson Sonsini Goodrich & Rosati
                        650 Page Mill Road
                        Palo Alto, CA 94304
                        Attention: Ann Yvonne Walker, Esq.
                                   Robert Ishii, Esq.
                        Facsimile: (650) 493-6811

            9.3 Certain Definitions. For purposes of this Agreement the following definitions shall apply:

                  (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Los Angeles, California.

                  (c) "Company Contract" means a Contract to which the Company is a party or bound or to which any of its assets or properties is subject.

                  (d) "Company Stock Option Plans" means the 1991 Stock Plan, the 1991 Director Stock Option Plan, the 2001 Stock Plan, the 2001 Director Stock Option Plan and the 2004 Nonstatutory Stock Plan.

                  (e) "Contract" means a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written. "Contract" also includes a Government Bid.

                  (f) "Knowledge" of the Company or Parent, as applicable, means the knowledge, after due inquiry, of any director or executive officer of the Company or Parent, as the case may be.

                  (g) "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

                  (h) "Liens" mean liens, charges, security interests, claims and other encumbrances of any kind or nature.

                  (i) "Material Adverse Effect" means (1) any change, development, event, violation, inaccuracy, circumstance or effect ("Effect") that, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the financial condition, net assets, business or results of operations of the Company, (ii) is, or would reasonably be expected to be, materially adverse to the Company's ability to consummate the Merger and the other transactions contemplated by this Agreement, or (iii) results in (x) if the Closing occurs on or before April 30, 2005, a fifteen percent (15%) or greater decrease in the net worth/shareholders' equity of the Company as measured since January 1, 2005, or (y) if the Closing occurs on or after May 1, 2005, a twenty percent (20%) or greater decrease in the net worth/shareholders' equity of the Company as measured since January 1, 2005, or
(2) the cancellation of purchase orders having a dollar value, individually or in the aggregate, equal to ten percent (10%) or more of the Company's backlog at the close of business on January 29, 2005 (as set forth on Schedule 9.3(i)); provided, however, that with respect to subclauses (i) and (ii) of clause(1) none of the following shall be deemed to constitute, nor shall any of the following be taken into account, whether alone or in combination, in determining whether there has been or would reasonably be expected to be a Material Adverse
Effect: (A) changes in the trading volume or trading prices of the Company's capital stock; provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes; (B) Effects generally attributable to the industries in which the Company or its customers participate, but only to the extent that such Effects do not materially disproportionately affect the Company; (C) economic or financial market conditions affecting the United States or global markets generally, but only to the extent that such Effects do not materially disproportionately affect the Company; or (D) changes in applicable law or in U.S. GAAP; and provided, further, that with respect to subclause (i), (ii) and (iii) of clause (1) no Effect arising from or relating to any item disclosed on the Company Disclosure Schedule shall be deemed to constitute, nor shall be taken into account, whether alone or in combination, in determining whether there has been a Material Adverse Effect.

                  (j) "Option" means an option to purchase Company Common Stock issued to a director, officer, employee or consultant of the Company.

                  (k) "Ordinary Course of Business" means the Company's ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

                  (l) "Parties" means the Company, Parent and Merger Sub, and each shall be considered a "Party".

                  (m) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                  (n) "Representatives" of a Person means such Person's officers, directors, employees, attorneys, accountants, advisors, representatives and agents.

                  (o) "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act.

                  (p) "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

            9.4 Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

                  TERM:                                       SECTION:
                  -----                                       --------

                  Acquisition Proposal                        6.5(a)(i)
                  Affiliate                                   9.3
                  Agreement                                   Preface
                  Agreement of Merger                         1.3
                  Benefit Plans                               3.12(a)
                  Business Day                                9.3
                  California Secretary of State               1.3
                  Certificated Shares                         2.2(b)
                  Certificates                                2.2(b)
                  Certifications                              3.5(a)
                  CGCL                                        Recitals
                  Closing                                     1.2
                  Closing Date                                1.2
                  Code                                        2.2(f)
                  Company                                     Preface
                  Company Board                               2.4
                  Company Board Approval                      3.4(c)
                  Company Common Stock                        2.1(b)
                  Company Contract                            9.3
                  Company Disclosure Schedule                 Article III
                  Company Financial Statements                3.5(b)
                  Company Intellectual Property               3.15(a)
                  Company Listed Contracts                    3.9(b)
                  Company-Owned Intellectual Property         3.15(h)(i)
                  Company Permits                             3.8(c)
                  Company Products                            3.15(h)(ii)
                  Company Recommendation                      6.5(f)
                  Company Registered Intellectual Property    3.15(a)
                  Company SEC Documents                       3.5(a)
                  Company SEC Financial Statements            3.5(b)
                  Company Shareholder Approval                3.4(b)
                  Company Shareholders' Meeting               6.2(a)
                  Company Stock Option Plans                  9.3
                  Confidentiality Agreement                   6.3
                  Contract                                    9.3
                  Controlled Group Member                     3.10(a)(ii)
                  Copyrights                                  3.15(h)(iv)
                  Current Premium                             6.9(b)
                  D&O Insurance                               6.9(b)
                  Debt Obligations                            3.9(a)(viii)

                  TERM:                                       SECTION:
                  -----                                       --------

                  Dissenting Shares                           2.3
                  Dissenting Shareholders                     2.3
                  Effective Time                              1.3
                  End Date                                    8.1(b)(i)
                  Environmental Claims                        3.16(d)(i)
                  Environmental Laws                          3.16(d)(ii)
                  Environmental Permits                       3.16(d)(iii)
                  Equity Benefit Plans                        3.10(a)(i)
                  ERISA                                       3.10(a)(ii)
                  ERISA Benefit Plans                         3.10(a)(ii)
                  Exchange Act                                3.3(c)
                  Exchange Agent                              2.2(a)
                  GAAP                                        3.5(b)
                  Governmental Entity                         3.4(e)
                  Governmental Bid                            3.20(a)(i)
                  Governmental Contract                       3.20(a)(ii)
                  Hazardous Materials                         3.16(d)(iv)
                  Indemnitees                                 6.9(a)
                  Intellectual Property                       3.15(h)(iv)
                  Knowledge                                   9.3
                  Leased Premises                             3.14(a)
                  Legal Requirement                           9.3
                  Licensed Intellectual Property              3.15(a)
                  Liens                                       9.3
                  Material Adverse Effect                     9.3
                  Merger                                      Recitals
                  Merger Consideration                        2.1(b)
                  Merger Sub                                  Preface
                  Non-ERISA Benefit Plans                     3.10(a)(iii)
                  Off-The-Shelf                               3.15(h)(vii)
                  Option                                      9.3
                  Option Payment                              2.4
                  Ordinary Course of Business                 9.3
                  Parent                                      Preface
                  Parties                                     9.3
                  Patent Applications                         3.15(h)(v)
                  Patents                                     3.15(h)(iv)
                  Per Share Price                             2.1(b)
                  Merger Consideration                        2.1(b)
                  Person                                      9.3
                  Potential Dissenting Shareholder            2.3
                  Potential Dissenting Shares                 2.3
                  Proxy Statement                             6.1(a)
                  Public Software                             3.15(g)
                  Release                                     3.16(d)(v)

                  TERM:                                       SECTION:
                  -----                                       --------

                  Representatives                             9.3
                  SEC                                         3.4(e)
                  Sarbanes-Oxley Act                          9.3
                  Securities Act                              3.3(b)
                  Shrinkwrap Software                         3.15(h)(vii)
                  Software                                    3.15(h)(vi)
                  Subsidiary                                  9.3
                  Superior Proposal                           6.5(a)(ii)
                  Surviving Corporation                       1.1
                  Taxes                                       3.13(a)
                  Termination Fee                             8.2(b)
                  Third Party                                 6.5(a)(i)
                  Trade Secrets                               3.15(h)(iv)
                  Trademarks                                  3.15(h)(iv)
                  Voting Agreement                            Recitals
                  WARN Act                                    3.11(d)

            9.5 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

            9.6 Facsimile; Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

            9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among all or some of the Parties with respect to the subject matter of this Agreement and (ii) except as provided in the provisions of
Section 6.9, are not intended to confer upon any Person other than the Parties any rights or remedies.

            9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

            9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

            9.10 Attorneys' Fees. In the event of any legal proceeding or action brought by a Party against another Party, the unsuccessful Party must pay to the prevailing Party all costs and expenses, including, without limitation, reasonable attorneys fees, incurred by the successful Party in connection with such proceeding or action, all of which will be included in and as a part of the award rendered in such proceeding or action. For purposes of this Section 9.10, attorneys' fees include, without limitation, fees incurred in connection with post-judgment and post-award actions.

            9.11 Enforcement. The Parties agree that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, monetary damages, even if available, would be an inadequate remedy. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any California State court or any Federal court of the United States of America sitting in the State of California to which they are entitled at law or in equity.

            9.12 Indemnification. The Company represents and warrants that Parent shall not incur any liability in connection with the consummation of, or its attempt to consummate, the Merger to any third party with whom the Company or its Representatives have had discussions regarding the disposition of the Company's stock or assets, and prior to the Closing, the Company shall indemnify, defend and hold harmless Parent and its Affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

            9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as


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

possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                  (Remainder of Page Intentionally Left Blank)


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

            IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        NATEL ENGINEERING COMPANY, INC.,
                                        a California corporation

                                        By:   /s/ Sudesh K. Arora
                                        Name: Sudesh K. Arora
                                        Its:  President


                                        NATEL MERGER SUB,
                                        a California corporation

                                        By:   /s/ Sudesh K. Arora
                                        Name: Sudesh K. Arora
                                        Its:  President


                                        HYTEK MICROSYSTEMS, INC., a California
                                        corporation

                                        By:   /s/ John F. Cole
                                        Name: John F. Cole
                                        Its:  President and Chief Executive
                                              Officer


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